March 2015 Pricing Sheet dated March 20, 2015 relating to Preliminary Terms No. 200 dated March 13, 2015 Registration Statement No. 333-200365 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in International Equities
PLUS Based on the Value of the EURO STOXX 50® Index due May 23, 2019
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
PRICING TERMS – MARCH 20, 2015
Issuer:		Morgan Stanley
Maturity date:		May 23, 2019
Underlying index:		EURO STOXX 50® Index
Aggregate principal amount:		$4,635,900
Payment at maturity:		If final index value is greater than initial index value,
$10 + leveraged upside payment
If final index value is less than or equal to initial index value,
$10 × index performance factor
Under these circumstances, the payment at maturity will be less than or equal to the stated principal amount of $10.
Leveraged upside payment:		$10 × leverage factor × index percent increase
Index percent increase:		(final index value – initial index value) / initial index value
Initial index value:		3,726.07, which is the index closing value on the pricing date
Final index value:		The index closing value on the valuation date
Valuation date:		May 20, 2019, subject to postponement for non-index business days and certain market disruption events
Leverage factor:		175%
Index performance factor:		final index value / initial index value
Stated principal amount:		$10 per PLUS
Issue price:		$10 per PLUS (see “Commissions and issue price” below)
Pricing date:		March 20, 2015
Original issue date:		March 25, 2015 (3 business days after the pricing date)
CUSIP:		61764V497
ISIN:		US61764V4977
Listing:		The PLUS will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms

Estimated value on the pricing date:		$9.617 per PLUS. See “Investment Summary” in the accompanying preliminary terms.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to issuer(3)
Per PLUS	$10	$0.25(1)
		$0.05(2)	$9.70
Total	$4,635,900	$139,077	$4,496,823
(1)
Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.25 for each PLUS they sell.  For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest”  in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each PLUS.
(3)	See “Use of proceeds and hedging” in the accompanying preliminary terms.
“EURO STOXX®” and “STOXX®” are registered trademarks of STOXX Limited and have been licensed for use for certain purposes by Morgan Stanley. The PLUS are not sponsored, endorsed, sold or promoted by STOXX Limited, and STOXX Limited makes no representation regarding the advisability of investing in the PLUS.
The PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 200 dated March 13, 2015
Product Supplement for PLUS dated November 19, 2014       Index Supplement dated November 19, 2014
Prospectus dated November 19, 2014

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.